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Exhibit 10.55

        CONFORMED COPY

SUPPLY DISTRIBUTION AGREEMENT BETWEEN
BLUE LINE DISTRIBUTNG
AND
TCBY SYSTEMS LLC

        This Supply Distribution Agreement ("Agreement") is made this 14th day of November, 2002 by and between Blue Line Distributing, a division of Little Caesar Enterprises, Inc. ("BLD"), a Michigan corporation, whose address is 24120 Haggerty Road, Farmington Hills, Michigan 48335 and TCBY Systems, LLC ("TCBY") a Delaware limited liability company, whose address is 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121.

        Whereas BLD is a distributor of restaurant food and food service supplies and manages the purchase, storage, inventory control and distribution of supplies for customers; and

        Whereas TCBY wishes to contract with BLD (and other distributors which BLD may designate, pursuant to this Agreement, for geographic areas not serviced by BLD) as its primary distributor for foodservice supplies to all of its approved franchisees. Primary distributor means exclusive distribution of the line of products as described below, except BLD acknowledges and agrees that certain TCBY franchises may demand to use a foodservice distributor other than BLD, and for such franchisees BLD, and for such franchisees BLD shall not be designated as the distributor.

        Now therefore BLD and TCBY agree as follows:

1.    DEFINITIONS

        1.1    BLD Delivered Cost.    BLD's cost for a Product plus freight.

        1.2    C-Store or C Stores.    Gas station(s) and/or convenience store(s).

        1.3    Distribution Centers.    Those BLD locations as shown on Exhibit A, which may be amended at any time in writing by BLD in its sole discretion.

        1.4    Effective Date.    October 1, 2002.

        1.5    "EFT".    Electronic fund transfers.

        1.6    Franchisees.    Persons or entities operating under a TCBY franchise or license agreement with TCBY or its affiliates.

        1.7    Key Products.    Those products designated as Key Products on Exhibit B.

        1.8    Non-Moving Inventory.    All Products purchased by BLD for TCBY or Franchisees which remain unsold for sixty (60) days

        1.9    Slow Moving Inventory.    Any product sold by BLD to TCBY and its Franchisees that falls below 70% month -to-date or year-to-date issues to receipts ration. The issues to receipts ratio is defined as Product sold divided by Product purchased by BLD.

        1.10    Product Fill Rate.    That percentage of Product computed monthly by dividing the total number of Product items shipped by each Distribution Center by the total number of Product items ordered by TCBY and Franchisees from that Distribution Center.

        1.11    Products.    Those items listed on Exhibit B and any additional products identified by the parties pursuant to Section 2.1.8 of this Agreement. The term Products specifically includes Key Products unless otherwise specifically indicated.

        1.12    Services.    BLD's management of the purchase, storage, inventory and distribution of the Products for TCBY.

        1.13    Sites.    Those TCBY restaurants listed on Exhibit C or as hereafter designated by the parties pursuant to Section 2.1 of this Agreement.

        1.14    Territory.    The continental United States (i.e., the contiguous lower 48 state), Alaska and Hawaii.

2.    SCOPE OF SERVICES

        2.1    Designation and Distribution.    TCBY shall designate BLD as TCBY's and the Franchisee's primary distributor (subject to the exception set forth in the third paragraph of this Agreement) during the term of this Agreement. BLD agrees to provide TCBY Franchisees with the Services and sell TCBY Franchisees the Products in accordance with and during the term of this Agreement. The Products shall be distributed by BLD to the Sites in the Territory, and such additional locations as TCBY shall designate in writing to BLD thirty (30) days prior to the first requested delivery to such location. TCBY shall also have the right to delete locations from the Sites upon thirty (30) days prior written notice. Distribution of Services and Products shall be in accordance with the following:

          2.1.1    Call Date and Delivery Date.    BLD shall notify TCBY and its Franchisees in writing of its designated call date and delivery date for each Site. BLD will provide no less than fourteen (14) days nor more than twenty eight (28) days written notice of any call date or delivery date changes. TCBY and its Franchisees may request changes in the call date or delivery date schedule for a Site, and BLD shall use its reasonable best efforts to effectuate the requested change, provided that BLD receives no less than fourteen (14) days nor more than twenty eight (28) days written notice of the request. BLD agrees to deliver at least once per week to each Site. If BLD agrees, during high volume periods, to deliver Product to a Site more than once per week, then TCBY and its Franchisees will use reasonable, good faith efforts to balance the orders so that each delivery consists of approximately the same number of cases.

          2.1.2    Ordering Product.    TCBY and its Franchisees will place orders via telephone or facsimile with the Distribution Center servicing each Site between the hours of 8:30 a.m. to 2:00 p.m. on its call date. If requested by BLD, TCBY Franchisees will use a BLD designated form(s). Failure to place an order as set forth in this Section may result in BLD's refusal to fill said order.

          2.1.3    Delivery Time.    BLD will be allowed access to all Sites to make deliveries twenty four (24) hours a day seven (7) days a week. BLD agrees to use its best efforts to make deliveries within one and one half (1 1/2) hours before or after its scheduled delivery time for all Sites within five hundred (500) miles of said Site's servicing Distribution Center and two and one half (2 1/2) hours before or after its scheduled delivery time for all other Sites. C-Store Franchisees must accept delivery from BLD within fifteen (15) minutes of BLD's notice of arrival at the C-Store Site. Non C-Store Franchisees will use their bet efforts to accept delivery from BLD within fifteen (15) minutes of BLD's notice of arrival at the Store.

          2.1.4    Invoice Checking.    All invoices for deliveries made during a Site's business hours will be signed for by the Site's store manager or other representative prior to BLD's driver leaving the Site (provided that the driver is not unreasonably delayed). Copies of invoices for deliveries made after the Site's business hours will be left at the Site.

          2.1.5    Manner of Delivery.    All Products will be handled and delivered in accordance with TCBY temperature specifications, which are attached as Exhibit D, including deliveries with dry ice where required. TCBY shall have the right, upon reasonable notice and during regular business hours, to inspect BLD's storage and handling policies and practices concerning the Products. BLD drivers shall place Product in the freezer when required and when the freezer is accessible at the Site, provided that BLD shall not be required to slot Product or rotate stock.

          2.1.6    Product Shortages.

            A.    Product Shortages Caused by BLD.

            All Key Product shortages caused by BLD, including without limitation out of stock items, will be delivered at BLD's expense by BLD within twenty four (24) hours of BLD's receipt of notice of the shortage from TCBY or its Franchisees. All other Product shortages caused by BLD will be replaced at BLD's expense by the quickest appropriate means (determined in BLD's sole discretion).

            B.    Other Product Shortages

            All other Product shortages will be delivered by BLD at the Franchisee's expense. The Franchisee may request a reasonable method of transportation and BLD shall use its best efforts to ship via that method. Notwithstanding the foregoing, BLD shall not be required to incur any transportation cost in connection therewith without prior written authorization from the Franchisee. In the case of all Key Product shortages where the Franchisee notes the shortage before the BLD driver leaves the Site, the Franchisee shall call the Distribution Center for that Site and BLD shall cause the short items to be delivered within twenty four (24) hours or next business day where reasonably possible.

          2.1.7    Defective and/or Damaged Product.    The Franchisee may reject upon delivery visibly defective, nonconforming or damaged Product. Ice Cream and similar type products may only be rejected upon delivery if it is defective, nonconforming or damaged. In such cases, the Franchisee will specify the Product and a description of the damage on the invoice and the Product will be returned by the driver to that Site's Distribution Center. If the defect or damage is noted after the BLD driver leaves, the Franchisee will notify BLD through its Distribution Center, which shall issue a freight return authorization (FRA) authorizing BLD's driver to pick up the Product on his next delivery to the Site. The BLD ticket label must be attached to each Product case returned to BLD.

          BLD shall determine upon inspecting the returned Product whether it was defective or damaged prior to or after delivery to the Franchisee. If it is determined by BLD that the Product was defective or damaged prior to or during delivery, it shall be treated as a Product Shortage caused by BLD and BLD shall issue a credit to the Franchisee.

          2.1.8    New Products and Promotional Products.    TCBY shall provide BLD with sixty (60) days written notice in advance of requested delivery dates for all new Products and Promotional Products. Such notice will include all information required by BLD to enable BLD to order such Products (including, but not limited to, product specifications, initial quantity, shelf life, beginning and ending promotion dates, and expected weekly usage). Promotional Products remaining in BLD's inventory after the end of the promotion shall be treated as Non-Moving Inventory pursuant to Section 2.2.2.

          2.1.9    Discontinued Products.    TCBY agrees to provide BLD with sixty (60) days written advance notice of any discontinued Products. TCBY's obligation to purchase BLD's inventory of discontinued Products shall be the same as for Non-Moving Inventory.

          2.1.10    Minimum Order Fill Rate.    BLD shall maintain a minimum order Product Fill Rate for each Site of ninety seven percent (97%) during the term of this Agreement exclusive of Product shortages from a TCBY designated supplier or assigned carrier.

          2.1.11    Inventory Pricing and Sales Usage Reports.    BLD shall provide TCBY with weekly and monthly inventory movement, sales usage and pricing reports in Excel via hard copy and electronic data interchange in forms mutually agreed by TCBY and BLD.

        2.2    Inventory

          2.2.1    Authorized Inventory Level.    TCBY authorizes BLD to carry a maximum of thirty (30) days Product inventory on non-perishables, fourteen (14) days on frozen products and seven (7) days on fresh produce and milk unless otherwise agreed to in writing between TCBY and BLD. In no event shall BLD be required to carry more than thirty (30) days of Product inventory.

          TCBY will notify BLD at least forty five (45) days in advance of any promotional event which may impact Product movement.

          2.2.2    (a) Non-Moving Inventory.    BLD shall review Non-Moving Items Inventory during the first week of every month during the term of this Agreement. TCBY shall purchase all Non-Moving Inventory within thirty (30) days of notification by BLD.

          2.2.2    (b) Slow Moving Inventory.    Slow Moving Inventory shall be treated as follows:

First Week of Each Month During Term of Agreement	BLD and TCBY shall review Slow-Moving Inventory during the first week of every month during the term of the Agreement
Notification	BLD will notify TCBY of Slow Moving Inventory ("Notification").
1-45 Days after Notification	TCBY shall have forty five (45) days from Notification to take steps to move such inventory (i.e., new promotions, contacting vendors to reduce any BLD minimum order requirements, etc.)
46 Days after Notification	Any Slow Moving Inventory which remains 46 days after Notification will be subject to a carrying cost equal to two percent (2) of the value of each case per month to be invoiced by BLD to TCBY.
61 Days Notification	In addition to applicable carrying costs, TCBY shall, at BLD's request, purchase all Slow Moving Inventory which presents shelf-life issues after 61 days from Notification.
91 Days Notification	In addition to applicable carrying costs, TCBY shall, at BLD's request, purchase all Slow Moving Inventory which remains 91 days from Notification. Additionally, BLD may dispose of any Non-Moving or Slow Moving Inventory in any manner consented to and approved by TCBY, other than by a sale to TCBY or its Franchisees pursuant to this Agreement, and TCBY shall pay BLD's cost for disposing of the same. TCBY shall be advised of BLD's cost via telephone or fax at least forty eight (48) hours prior to BLD's disposal of the inventory.

          2.2.3    Transfer Inventory.    BLD shall purchase from TCBY's existing distributors (as listed on Exhibit D) those Products with adequate shelf life and in good condition currently being sold to TCBY and shall pay for the first BLD backhaul pickup charges per distributor. TCBY shall pay for ambled backhaul pickup charges after/over the first backhaul pickup and TCBY shall pay any common carrier pickup charges that are associated with the transfer of TCBY Products described herein from existing TCBY distributors to BLD (as listed on Exhibit D)..

          2.2.4    BLD Purchase from Americana.    BLD agrees to purchase its inventory of ice cream and yogurt from Americana Foods Limited Partnership("Americana"), or such other manufacturer designated by TCBY upon thirty (30) days written notice to BLD, for resale to TCBY and the Franchisees as designated by TCBY. BLD will pay TCBY a royalty on each unit of ice cream and yogurt as determined by TCBY upon invoice by TCBY. This royalty will be included in the price charged TCBY and its Franchisees for the product, but shall be shown as a separate line item on each invoice.

3.    PRICING

        3.1    Price.

    (a)
    Non C-Store Pricing

    (i)
    Non C-Store Pricing to Stores in Continental United States.    All Product shall be sold by BLD to non C-Store Franchisees located in the continental United States at BLD's Delivered Cost plus, at BLD's sole discretion, no more than thirteen and one-half percent (13.5%) for the period prior to December 30, 2002, and fourteen and one-half percent (14.5%) thereafter, plus the royalty/advertising surcharge determined by TCBY as described above.

    (ii)
    Non C-Store Pricing to Stores in Territory Excluding Continental United States.    All Product shall be sold by BLD to non C-Store Franchisees located outside the continental United States (i.e., Alaska and Hawaii) at BLD's Delivered Costs plus, at BLD's sole discretion, no more than nine and one -half percent (9.5%) for the period prior to December 30, 2002, and ten and one-half percent (10.5%) thereafter, plus the royalty/advertising surcharge determined by TCBY. There will also be an additional separate charge billed by freight forward company to deliver each TCBY store order in Alaska or Hawaii at the prevailing rate. The freight forward company charge shall be billed separately by BLD to the TCBY store approximately on (1) week after each delivery. TCBY and its Franchisees may request that his charge be billed directly by the freight forward company to the store.

    Distributor Pricing.    All Product sold by BLD to distributors or TCBY's designated international distributor(s) shall be sold at BLD's Delivered Cost plus, at BLD's sole discretion, no more than six and three-quarter percent (6.75%) for the period prior to December 30, 2002, and seven and one-quarter percent (7.25%), thereafter.

    (b)
    C-Store Pricing.    All Product sold by BLD to C-Store Franchisees will be billed at BLD delivered cost plus $5.50 per case for the period prior to December 30, 2002, and $5.57 per case thereafter in the continental United States with a minimum case drop of five (5) cases. The drop size surcharge set forth in Section 3.2 shall not be applicable to C-Store drops; provided, however, that for any delivery less than five (5) cases, the C-Store Franchisees shall pay a drop size surcharge equal to what would have been charged had BLD delivered at least five (5) cases to the C-Store Franchisees.

    (c)
    Price Modifications.    BLD's non C-Store pricing was based in part on 1,756 stores on an estimated delivered BLD case cost average of $25.00, with an annual average weekly case drop of 36 cases per store, per drop/delivery.

              Beginning June 1, 2003, and every six (6) months thereafter, BLD and TCBY shall review TCBY's store count and BLD's actual average delivered case cost and drop sizes. Based on that review, and upon thirty (3) days prior written notice to TCBY, BLD reserves the right, in it sole but reasonable discretion, to increase or decrease the percentage mark-up with respect to the Non-C Stores accordingly and to increase or decrease the per case fee to C-Store accordingly.

    (d)
    Consumer Price Index.    At BLD's discretion, the fees set forth in Section 3 may be increased January 1, 2003 and annually thereafter throughout the term of this Agreement based upon increases in the Consumer Price Index ("CPI") as published by the Bureau of Labor and Statistics (or its successors). CPI means the Consumer Price Index for All Urban Consumers, All Items, All Cities, issued by the Bureau of Labor Statistics of the United States Department of Labor (1982-184=100).

        3.2    Drop Size Surcharge.    Each order from TCBY and its Franchisees for Product purchased from BLD will be subject to a drop size surcharge as follows:

$1.00 - $249.00	$50.00
$250.00 - $500.00	$25.00
over $500	$0

        This surcharge is based upon TCBY's average size case cost of $25.00. TCBY and BLD shall review any changes in TCBY's average case cost on June 1, 2003 and every six (6) months thereafter during the term of this Agreement and the drop size surcharge shall be increased or decreased accordingly, at BLD's discretion, provided however, that the amount of said increase or decrease shall be in BLD's reasonable discretion.

        The Drop Size surcharge will be shown as a separate line item on each invoice.

        3.3    Fuel Surcharge.    BLD will impose a fuel surcharge of $.03 per case for each $.15 increment increase in the Department of Energy fuel cost over the fuel base of $1.27 which remains in effect for twenty eight (28) days. Surcharges imposed pursuant to this Section 3.3 will be subject to decrease at the rate of $.03 per case for each $.15 increment decrease in the Department of Energy fuel base which remains in effect for twenty eight (28) days until it reaches a floor of $1.42.

        The fuel surcharge will be shown as an extra line item on each invoice.

4.    INVOICES

        BLD and TCBY shall develop (with written consent and agreement of Americana) a mutually agreeable invoicing format as more particularly set for Exhibit E to this Agreement.

5.    PAYMENTS.

        5.1   TCBY agrees to require, by way of its Operations manual, policies and procedures, to require its Franchisees to make payment for all Products via EFT net fourteen (14) days from the date of delivery to site. Optional payment terms are 1/2% net seven (7) days via EFT.

        5.2   For those C-Store Franchisees paying by EFT, the payment terms in Section 5.1 shall control. At its sole discretion, BLD may sell Product to C-Store Franchisees with payment due Net Fourteen (14) Days. C-Store Franchisees requesting Net Fourteen (14) Day payment terms will be required to seek credit approval from BLD.

        5.3   At BLD's discretion, BLD may require non C-Store or C-Store Franchisees to make payment by certified check or money order in order for BLD to continue selling Product. Additionally, BLD may stop delivery of any Product not yet delivered if a Franchisee has failed to pay current after having received seven (7) days prior notice from BLD.

6.    TITLE AND RISK OF LOSS

        Title and risk of loss shall pass from BLD to TCBY and its Franchisees upon acceptance of the shipment by the Franchisees.

7.    TAXES.

        TCBY or its Franchisees shall be responsible for all sales applicable use taxes. BLD shall collect applicable taxes from TCBY or its Franchisees and be responsible for remitting all taxes to the proper state and local taxing authorities.

        TCBY and BLD agree to indemnify and defend the other pursuant to Section 10 of this Agreement should either receive a claim for the other's failure to pay taxes. Notwithstanding the foregoing, neither will pay a claim which is the responsibility of the other without first notifying the other and giving the other the opportunity to contest the claim.

8.    TERM.

        This Agreement shall become effective on the Effective Date and, unless terminated earlier by either party pursuant to this Agreement, shall expire on a date five (5) years thereafter. This Agreement may be automatically extended for successive additional three (3) year periods provided, however, that any party who does not wish to extend the Agreement must notify the other party in writing no more than one hundred eighty (180) days before the expiration of the preceding term of the Agreement. Absent the above notice by either party, the Agreement will automatically renew at the end of the preceding term. Notwithstanding anything to the contrary set forth in this Agreement, BLD may terminate this Agreement, for any reason or for no reason, upon one hundred eighty (180) days written notice delivered to TCBY. Except as provided in Sections 9.1 and 9.2, TCBY may not give notice of termination until January 1, 2004. Thereafter, TCBY may terminate this Agreement for any reason or for no reason, upon one hundred eighty (180) days written notice to BLD.

9.    DEFAULT AND TERMINATION

        9.1    Default.    In the event either TCBY or BLD defaults under the terms of this Agreement, the non-defaulting party shall provide the defaulting party with written notice specifying the nature of the default. The defaulting party shall have thirty (30) days after written notification by the non-defaulting party in which to cure the default:

        9.2    Termination.    Upon failure of a defaulting party to cure the default within the cure periods set forth in Section 9.1, the non-defaulting party may terminate this Agreement upon written notice.

        9.3    Inventory Upon Expiration or Termination.    Upon expiration or termination of this Agreement, TCBY or its designee shall purchase all BLD's existing Product inventory other than defective, non-conforming or damaged Products. TCBY shall remove the Products from the Distribution Centers within thirty (30) days of the effective date of the termination.

        BLD will store the Products free of charge for said thirty (30) day period. Thereafter, TCBY shall pay storage costs as invoiced by BLD plus a fifty cent ($.50) per case handling charge. Notwithstanding the foregoing, if TCBY does not purchase said Products within said thirty (30) day period, BLD may dispose of or destroy the Products at TCBY's cost.

10.    INDEMNIFICATION

        10.1    BLD.    BLD will indemnify, defend TCBY, its shareholders, directors, officers, agents, employees, Franchisees and representatives from and against any claims brought against TCBY or the Franchisees which are a result of BLD's negligence. BLD will maintain during the term of this Agreement comprehensive general liability insurance which includes but is not limited to premise liability, product liability and contractual liability with no less than Ten Million Dollars ($10,000,000.00) per occurrence.

        BLD shall also maintain property insurance with replacement value coverage for all supplies stored at the Distribution Centers and/or in transit to Buyer's location.

        10.2    TCBY.    TCBY will indemnify, defend and hold BLD, its affiliates corporations and their respective shareholders, directors, officers, agents, employees and representatives from and against any claims brought against BLD which are a result of TCBY's negligence. TCBY will maintain during the term of this Agreement comprehensive general liability insurance which includes but is not limited to premise liability, product liability and contractual liability with no less than Ten Million Dollars ($10,000,000.00) per occurrence.

11.    FRANCHISEES

        BLD agrees to offer the Franchisees the Products and Services which are the subject of this Agreement provided that each such Franchisee complies with TCBY's obligations hereunder.

12.    DESIGNATED DISTRIBUTORS

        BLD may designate in writing alternate distributors to provide restaurant food, food service supplies and food services in geographic areas not serviced by BLD, provided, however, that such alternate distributors comply with BLD's obligations hereunder. TCBY shall have thirty (30) days after written notification by BLD in which to approve said distributor, provided, however, that TCBY shall not unreasonably withhold its approval.

13.    ASSIGNMENT

        This Agreement may not be assigned by TCBY or BLD without the prior written consent of the other party, which may be withheld in the consenting party's sole discretion.

14.    AMENDMENT

        Except as specifically set forth herein, this Agreement and the Exhibits attached hereto may only be changed in a writing which is signed by both parties.

15.    CHOICE OF LAW / VENUE

        15.1    Choice of Law.    This Agreement shall be deemed executed in Farmington Hills, Michigan and shall be construed, interpreted and enforced and in accordance with Michigan law.

        15.2    Resolution.    In the event of any unresolved conflict between the parties or any TCBY franchisee arising out of or relating to this Agreement, the parties shall first seek to have such conflict resolved in good faith by BLD Vice President, Matt Ilitch, and TCBY Sr. Vice President of Operations, Robert Rodriguez, or such other officers as the parties may later designate.

        15.3    TCBY and BLD agree that any and all actions instituted by either of them in connection with this Agreement, whether arising directly or indirectly, shall be brought in the United States District Court for the Eastern District of Michigan. If the United States District Court does not have jurisdiction, the case shall be brought in the Oakland County Circuit Court or any appropriate State of Michigan District Court.

        15.4    Jury Waiver.    The parties affirmatively waive their respective rights to a jury trial with respect to any disputes, claims or controversies of any kind whatsoever.

16.    CONFIDENTIALITY

        TCBY and BLD agree that this Agreement and all written information and materials designated as "Confidential" by either party shall be held in the strictest confidence and each party shall treat said information with the same degree of care which each affords its own confidential information. All pricing information, product specification, purchase volumes, mark-ups and distribution fees shall be confidential information subject to this Section.

        This Agreement shall not apply to confidential information which:

  A.
  is or becomes part of the public domain through no fault, omission, action or breach of this Agreement by the receiving party;

  B.
  becomes lawfully available on a non-confidential basis from a third party who is not under any obligation, whether legal, contractual, fiduciary or otherwise of confidence to either party hereto;

  C.
  is required by legal process to be disclosed (subject to the other provisions of this Section); or

  D.
  was rightfully known to the receiving party prior to the disclosure.

        All confidential information shall remain the disclosing party's sole and exclusive property and shall be returned immediately in its entirety (including all copies) to the disclosing parties address set forth in Section 21 hereof upon termination or expiration of this Agreement.

        If either party becomes legally compelled to disclose any of the confidential information, it shall provide the disclosing party with prompt written notice of such request so that the disclosing party may seek a protective order or other appropriate remedy. Regardless of the action or inaction of the disclosing party, the receiving party will furnish only that portion of the Confidential information it is compelled to disclose.

        This Section 16 will survive the termination or expiration of this Agreement.

17.    FORCE MAJURE

        BLD and TCBY shall be excused from performance if their respective inability to comply with the terms hereof is due to an Act of God, war, labor disputes, civil unrest, weather, or any other cause beyond their reasonable control.

18.    NO WAIVER

        No delay, waiver, omission or forbearance on the part of BLD or TCBY to exercise any right, option, duty or power arising out of default by the other party of any of the terms and conditions hereof shall constitute a waiver by such party to enforce any such right, option, duty or power against the defaulting party or any subsequent breach or default. Without limiting the foregoing, subsequent acceptance by BLD or TCBY of payments due such party hereunder shall not be deemed to be a waiver of any preceding or succeeding breach by the breaching party.

19.    SEVERABILITY

        If any provision of this Agreement is declared illegal, void or otherwise unenforceable, the remaining provisions shall remain in full force and effect.

20.    INTEGRATION

        This Agreement and the Exhibits hereto shall be the final and complete agreement between TCBY and BLD with respect to the subject manner hereof. No representations, inducements, promises or understandings in relation to the subject matter hereof, whether oral or written, exist except as expressly set forth herein, and this Agreement shall supersede all prior understandings, agreements, contracts or arrangements between the parties, whether oral or written unless otherwise expressly incorporated herein.

21.    NOTICES

        Any and all notices required or permitted to be made hereunder shall be made via regular mail and fax to the following addresses:

	BLD Blue Line Distributing 24720 Haggerty Road Farmington Hills, Michigan 48332	FAX: (248) 442-4570
With a copy to:	Little Caesar Enterprises, Inc. 2211 Woodward Avenue Detroit, Michigan 48201-3400 Attention: Legal Department	FAX: (313) 983-6171
	TCBY TCBY Systems, LLC 2855 East Cottonwood Parkway Suite 400 Salt Lake City, Utah 84121 Attention: Purchasing Director	FAX: (801) 736-5941
With a copy to:	TCBY Systems, LLC 2855 East Cottonwood Parkway Suite 400 Salt Lake City, Utah 84121 Attention: General Counsel	FAX: (801) 736-5944

        Notices may also be sent via overnight courier and fax. Parties must maintain electronic confirmation of receipt of faxed notices.

(Signatures on next page)

        The undersigned have executed this Agreement this 14th day of November, 2002.

BLD Blue Line Distributing
By:	/s/ CHRISTOPHER ILITCH
Its:	Vice President
TCBY TCBY Systems, LLC
By:	/s/ LARRY A. HODGES
Its:	CEO/President

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SUPPLY DISTRIBUTION AGREEMENT BETWEEN BLUE LINE DISTRIBUTNG AND TCBY SYSTEMS LLC